Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cipher Mining, Inc. on Form S-3 of our report dated March 4, 2022 with respect to our audits of the consolidated financial statements of Cipher Mining, Inc. as of December 31, 2021 and January 31, 2021, and for the eleven months ended December 31, 2021 and for the period from January 7, 2021 (inception) to January 31, 2021, appearing in the Annual Report on Form 10-K of Cipher Mining, Inc. for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
San Francisco, CA
September 21, 2022